Exhibit 99.1

OMEGA FLEX, INC.

Manufacturer of flexible metal hose and gas piping products

Exton, Pennsylvania	Contact: Kevin R. Hoben
February 8, 2018	(610) 524-7272

PRESS RELEASE

Omega Flex today reported its results of operations for the Fourth Quarter, 2017:

	OMEGA FLEX, INC. (OFLX)
	Twelve Months Ended December 31,		Three Months Ended December 31,
	2017	2016	2017	2016

Net Sales	$101,799,000	$94,051,000	$27,464,000	$25,643,000

Net Income	$15,662,000	$14,377,000	$4,476,000	$4,133,000

Earnings Per Share – Basic and Diluted	$1.55	$1.42	$0.44	$0.41

Weighted Average Shares – Basic and Diluted	10,091,822	10,091,822	10,091,822	10,091,822

Kevin R. Hoben, President and CEO, announced that the Company’s Net Sales for the twelve months ended December 31, 2017 were $101,799,000, increasing 8.2% over the prior year’s sales of $94,051,000. Net Sales for the final quarter ended December 31, 2017 increased 7.1% compared the same period in 2016.

The Company’s Net Income for 2017 was $15,662,000, compared to $14,377,000 during the same period last year, increasing 8.9%. For the fourth quarter, Net Income was 8.3% higher than last year.

The Company has continued its ascending sales trend, and also improved profitability. Excluding a one-time tax charge of $709,000 primarily related to foreign earnings resulting from the recent change in the tax code, Net Income increased approximately 14% and 25% over the prior year and fourth quarter, respectively.

INFORMATION CONCERNING FORWARD-LOOKING STATEMENTS – This news release contains forward-looking statements, which are subject to inherent uncertainties which are difficult to predict, and may be beyond the ability of Omega Flex to control. Certain statements in this news release constitute forward-looking statements with the meaning of the Private Securities Litigation Reform act of 1995 that are not historical facts, but rather reflect Omega Flex’s current expectations concerning future results and events. The words “believes,” “expects,” “intends,” “plans,” “anticipates,” “hopes,” “likely,” “will,” and similar expressions identify such forward-looking statements. Such forward-looking statements involve known and unknown risks, uncertainties and other important factors that could cause the actual results, performance or achievements of Omega Flex (or entities in which Omega Flex has interests) or industry results, to differ materially from future results, performance or achievements expressed or implied by such forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which reflect management’s view only as of the date of this news release. Omega Flex undertakes no obligation to publicly release the result of any revisions to these forward-looking statements which may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events, conditions or circumstances.